EXHIBIT 12.0

ASHFORD HOSPITALITY TRUST, INC.
STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
(dollars in thousands)

	Six Months Ended	Year Ended December 31,
	June 30, 2014	2013	2012	2011	2010	2009
Earnings
Income (loss) from continuing operations before provision for income taxes and redeemable noncontrolling interests	$(8,608)	$(47,047)	$(56,183)	$9,383	$(26,280)	$(182,933)
Amount recorded for (earnings) loss in unconsolidated entities	(7,461)	23,404	20,833	(14,528)	20,265	(2,486)
Add:
Distributions from equity investment in unconsolidated entities	498	—	—	—	492	873
Interest on indebtedness	52,879	133,697	140,066	134,585	143,264	139,390
Amortization of debt expense and premium	3,568	7,772	6,194	4,648	5,838	7,700
Interest component of operating leases	61	341	354	385	525	598
	$40,937	$118,167	$111,264	$134,473	$144,104	$(36,858)

Fixed charges
Interest on indebtedness	$52,879	$133,697	$140,066	$134,585	$143,264	$139,390
Amortization of debt expense and premium	3,568	7,772	6,194	4,648	5,838	7,700
Interest component of operating leases	61	341	354	385	525	598
Dividends to Class B unit holders	1,472	2,943	2,943	2,943	2,943	2,827
	$57,980	$144,753	$149,557	$142,561	$152,570	$150,515
Preferred stock dividends
Preferred Series A	$1,771	$3,542	$3,516	$3,180	$3,180	$3,180
Preferred Series B-1	—	—	—	1,374	4,143	4,171
Preferred Series D	10,001	20,002	19,869	18,940	13,871	11,971
Preferred Series E	5,209	10,418	10,417	6,019	—	—
	$16,981	$33,962	$33,802	$29,513	$21,194	$19,322

Combined fixed charges and preferred stock dividends	$74,961	$178,715	$183,359	$172,074	$173,764	$169,837

Deficit (Fixed charges)	$17,043	$26,586	$38,293	$8,088	$8,466	$187,373

Deficit (Combined fixed charges and preferred stock dividends)	$34,024	$60,548	$72,095	$37,601	$29,660	$206,695